EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 6, 2014 on the financial statements of EQ Parent Company, Inc. and Subsidiaries for the years ended December 31, 2013, 2012, and 2011 and our report dated June 6, 2014 on the interim financial statements of EQ Parent Company, Inc. and Subsidiaries for the three months ended March 31, 2014 and 2013, which appear in the Amended Current Report on Form 8-K/A of US Ecology, Inc. dated August 29, 2014, related to its acquisition of EQ Parent Company, Inc. and Subsidiaries.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

June 3, 2016